Exhibit 1
FOR IMMEDIATE RELEASE
August 19, 2005
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice Regarding Adjustments in Financial Forecasts
     Nissin Co., Ltd. (the “Company”) hereby announces that, as described below, it has revised its financial forecasts which were made public on August 4, 2005, at the time of the announcement of the Condensed Statement of Financial Results for the Three Months Ended June 30, 2005.
1.	Adjustments in interim financial forecasts (Japanese GAAP) for the fiscal year ending March 31, 2006 (April 1, 2005 ~ March 31, 2006)

(1) Consolidated	(Units: Millions of Yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	25,144	4,062	2,974
Revised Projections (B)	25,144	4,062	4,450
Difference (B-A)	—	—	1,476
Percent Change (%)	—	—	49.6
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	20,813	4,770	6,054

(2) Non-consolidated	(Units: Millions of Yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	16,241	3,281	2,678
Revised Projections (B)	16,241	3,281	4,151
Difference (B-A)	—	—	1,473
Percent Change (%)	—	—	55.0
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	16,805	4,432	4,567
(3)	Reason for the adjustments in interim financial forecasts (Japanese GAAP)

Consolidated and non-consolidated

The Company recognized gains on sales of investment securities of approximately ¥2,684 million (¥2,678 million on non-consolidated basis) as a special gain, due to the sell-off of all the holding shares of Tenpo Ryutuu NET, Inc. (the Centrex board of the Nagoya Stock Exchange, code:3351). As a result, the Company has revised upward its interim financial forecasts for net income.

The adjustment, at this time, is only on net income; all other figures remain unchanged from the previous financial forecasts which were made public on August 4, 2005, at the time of the announcement of the Condensed Statements of Financial Results for the Three Months Ended June 30, 2005.

2.	Adjustments in full year financial forecasts (Japanese GAAP) for the fiscal year ending March 31, 2006 (April 1, 2005 ~ March 31, 2006)

(1) Consolidated	(Units: Millions of Yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	58,465	11,678	7,126
Revised Projections (B)	58,465	11,678	8,602
Difference (B-A)	—	—	1,476
Percent Change (%)	—	—	20.7
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	45,867	8,592	6,525

(2) Non-consolidated	(Units: Millions of Yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	34,062	8,352	5,616
Revised Projections (B)	34,062	8,352	7,090
Difference (B-A)	—	—	1,473
Percent Change (%)	—	—	26.2
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	32,370	7,989	6,279
(3)	Reason for the adjustments in full year financial forecasts (Japanese GAAP)

Consolidated and non-consolidated

The financial forecast regarding net income has been revised upward for the same reason as the adjustment in interim financial forecasts.
3.	Statements About Future Projections

These materials contain forward-looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions;

•	intensified customer acquisition competition by entry of major financial institutions and IT companies;

•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;

•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	the reliability of information or technological systems and networks;

•	the influence of our president and his family over important decisions;

•	the effect of economic environment over our operating assets portfolio;

•	the effect of the change in investment market environment; and

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
Risk and uncertainties which may affect our business results are not limited to the factors listed above, as unknown risks and uncertainties may be as yet unexpected to us.